Exhibit 10.2

Name:	[Name]

PID:

October 1, 2006

NOTICE OF ISSUANCE OF RESTRICTED STOCK

On August 16, 2006, pursuant to the 2004 Non-Employee Directors’ Stock Incentive Plan (the “Plan”), the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Corporation”) granted to you              restricted shares of Parker-Hannifin Corporation Common Stock (“Shares”), to be issued to you subject to the following terms and conditions:

1.	Shares will be issued as of October 1, 2006.

2.	Ownership of the Shares will become vested (i.e., unrestricted) on September 30, 2009.

3.	During the vesting period, the Shares cannot be sold or otherwise transferred or assigned.

4.	Except as otherwise provided herein, in the event you cease to be Director of the Corporation for any reason prior to September 30, 2009, including, without limitation, your retirement, death, disability, voluntary or involuntary removal from the Board of Directors or a “change in control” of the Corporation, a pro rata portion of the unvested Shares shall become vested immediately, based upon the ratio of the number of months actually served as a Director to the total number of months in the vesting period, and all remaining unvested Shares shall be forfeited.

5.	Certificates representing the Shares will not be issued during the vesting period. Rather, the Shares will be issued in an uncertificated book entry format at the transfer agent.

6.	Shares will earn non-refundable dividends during the vesting period, payable directly to you.

7.	Upon vesting, the value of the Shares will become taxable income to you. In the event the Corporation is liable to remit withholding taxes on your behalf, you will be obligated to immediately reimburse the Corporation for all withholding taxes payable by the Corporation at such time. At your election, you may surrender a portion of the Shares to satisfy such withholding taxes.

8.	If you engage in any Detrimental Activity (as hereinafter defined), the Committee has the right to revoke this award by either cancelling the shares issued under this award (whether unvested or vested) or, if vested shares issued under the award have been disposed of, by requiring repayment to the Corporation in cash of the fair market value (as defined in the Plan) of the liquidated shares as of the date the Committee authorizes revocation of the award. The Corporation may set off any repayment in cancelled shares or in cash against any amounts that may be owed by the Corporation to you, whether as director fees, deferred compensation, or in the form of any other benefit for any other reason. Detrimental Activity, as defined in the Plan, means activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Corporation or a Subsidiary, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Corporation; (ii) the disclosure to anyone outside of the Corporation, or the use for any purpose other than the Corporation’s business, of confidential information or material related to the Corporation, whether acquired by you during or after your service as a Director of the Corporation; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Corporation’s Code of Ethics.

9.	By acknowledging of the terms of this award, you hereby consent to the cross-border collection, use and disclosure by the Corporation of certain personal data required solely for the purpose of administering the grant and exercise of this award. Such personal data shall be limited to your name, gender, address, telephone number, date of birth, date of hire, position, grade, supervisor, country of residence and country of employment. Such data shall be treated as highly confidential and shall not be used for any purpose other than Plan administration.

10.	To the extent not otherwise specified above, the issuance of the Shares is subject to the terms and conditions of the Plan.

Please confirm your receipt of this Notice and indicate your acknowledgment and agreement to the terms specified herein by signing and returning a copy of this Notice to Tom Piraino.

Sincerely yours,

Donald E. Washkewicz

Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Date:
[Name]